Exhibit 99.1

Walgreens Boots Alliance Reports Fiscal Year 2020 Results

Company Delivers Results at High End of Guidance Range; Expects EPS Growth in Fiscal 2021

Fourth quarter Walgreens Boots Alliance highlights, year-over-year

•	Sales increased 2.3 percent to $34.7 billion, up 2.3 percent on a constant currency basis

•	Operating income decreased 26.0 percent to $650 million; Adjusted operating income decreased 27.7 percent to $1.1 billion, down 27.4 percent on a constant currency basis

•

EPS decreased 42.8 percent to $0.43; Adjusted EPS decreased 28.2 percent to $1.02, down 27.9 percent on a constant currency basis; reflecting an estimated adverse COVID-19 impact of approximately $0.46

Fiscal 2020 highlights, year-over-year

•	Sales increased 2.0 percent to $139.5 billion, up 2.5 percent on a constant currency basis

•	Operating income decreased 73.7 percent to $1.3 billion; Adjusted operating income decreased 24.9 percent to $5.2 billion, down 24.8 percent on a constant currency basis

•

EPS decreased 88.0 percent to $0.52; Adjusted EPS decreased 20.8 percent to $4.74, down 20.6 percent on a constant currency basis; reflecting an estimated adverse COVID-19 impact of approximately $1.06

•	Net cash provided by operating activities was $5.5 billion, a decrease of $109 million compared with fiscal 2019; Free cash flow increased 5.6 percent to $4.1 billion

Fiscal 2021 guidance

•	Company introduced fiscal 2021 guidance of low single-digit growth in adjusted EPS at constant currency rates

DEERFIELD, Ill., October 15, 2020 - Walgreens Boots Alliance, Inc. (Nasdaq: WBA) today announced financial results for the fiscal year and fourth quarter that ended August 31, 2020.

Executive Vice Chairman and CEO Stefano Pessina said, “I am pleased to report results that came in at the high end of our expectations as we continue to adapt and transform our business model to changing customer needs. Despite uncertainty amid the global COVID-19 pandemic, we are seeing gradual improvement in key U.S. and UK markets and continued strong performance in our wholesale business. I’m also encouraged by the accelerating growth in our e-commerce platforms. Now, more than ever, our pharmacy-centered business is at the heart of community healthcare and we are expanding on that role for the future. I continue to be inspired by the tireless efforts of our teams as they support and care for our customers, patients and communities, while accelerating progress on our clear set of strategic priorities. Looking ahead, we are projecting adjusted EPS growth in fiscal 2021, as reflected in our new guidance.”

Overview of Fourth Quarter Results

Fiscal 2020 fourth quarter net earnings attributable to Walgreens Boots Alliance decreased 44.9 percent to $373 million compared with the same quarter a year ago and net earnings per share1 decreased 42.8 percent to $0.43. Adjusted net earnings2 decreased 30.9 percent to $887 million, down 30.6 percent on a constant currency basis. Adjusted earnings per share were $1.02, down 28.2 percent on a reported currency basis and down 27.9 percent on a constant currency basis, compared with the same quarter a year ago.

The decreases in both net earnings and adjusted net earnings were primarily due to an estimated adverse COVID-19 impact of $0.46, lower U.S. pharmacy gross profit and year-on-year bonus changes, partially offset by Transformational Cost Management Program savings.

Sales in the fourth quarter were $34.7 billion, an increase of 2.3 percent from the year-ago quarter on both a reported and constant currency basis.

Operating income was $650 million, a decrease of 26.0 percent from the same quarter a year ago. Adjusted operating income was $1.1 billion, a decrease of 27.7 percent from the same quarter a year ago, and a decrease of 27.4 percent on a constant currency basis. The company estimates adverse COVID-19 impact of approximately $520 million, or 34 percentage points of growth.

Net cash provided by operating activities was $2.1 billion in the fourth quarter, a decrease of $292 million from the same quarter a year ago. Free cash flow was $1.7 billion, a decrease of $248 million versus the same quarter last year.

Overview of Fiscal Year Results

Fiscal 2020 net earnings attributable to Walgreens Boots Alliance decreased 88.5 percent to $456 million, while net earnings per share1 decreased 88.0 percent to $0.52, compared with the prior year, primarily due to third quarter non-cash impairment charges and costs related to the Transformational Cost Management Program.

Excluding these items, adjusted net earnings attributable to Walgreens Boots Alliance2 in fiscal 2020 decreased 24.5 percent to $4.2 billion, down 24.3 percent on a constant currency basis, compared with the prior year. Adjusted earnings per share decreased 20.8 percent to $4.74, down 20.6 percent on a constant currency basis, compared with the prior year, primarily due to estimated adverse COVID-19 impact of approximately $1.06, lower U.S. pharmacy gross profit and year-on-year bonus changes, partially offset by Transformational Cost Management Program savings.

Sales increased 2.0 percent to $139.5 billion in fiscal 2020 compared with the prior year. On a constant currency basis, sales increased 2.5 percent.

Operating income in fiscal 2020 was $1.3 billion, a decrease of 73.7 percent from the prior year. Adjusted operating income was $5.2 billion, a decrease of 24.9 percent, and a decrease of 24.8 percent on a constant currency basis. The company estimates adverse COVID-19 impact of approximately $1.2 billion.

Net cash provided by operating activities was $5.5 billion in fiscal 2020, a decrease of $109 million from fiscal 2019. Free cash flow was $4.1 billion, an increase of $219 million from fiscal 2019.

Company Outlook

The company today introduced fiscal 2021 guidance of low single-digit growth in adjusted earnings per share at constant currency rates.

While the company anticipates a gradual reduction in COVID-19 impacts, the first half results will continue to be negatively impacted when compared with the pre-COVID-19 first half of fiscal 2020. However, for the second half, the company anticipates strong adjusted EPS growth, as these effects subside and recovery plans take hold in key markets.

Significant investments in fiscal 2021 are expected to accelerate the company’s customer-centric approach, with specific focus on transforming omnichannel capabilities and offerings across retail and healthcare. These investments are expected to contribute to the second-half growth profile.

While this guidance anticipates a continued gradual reduction in COVID-19 impacts, the evolution of the pandemic remains uncertain. COVID-19 could present both incremental risks as well as opportunities for the company’s business.

Progress on Strategic Priorities

Selected highlights of the company’s recent progress on strategic initiatives include the following:

•	Boots.com sales rose 155 percent and Walgreens.com sales rose 39 percent in the fourth quarter.

•

Walgreens has completed more than 1 million COVID-19 tests at more than 440 sites in 49 states and has increased testing capacity to 500,000 per month. More than 70 percent of testing sites are located in underserved areas. Results are generally provided within 24-72 hours. Walgreens also launched a COVID-19 testing program for businesses.

•	GuoDa, the Chinese retail pharmacy chain in which WBA has a minority investment, expanded to more than 7,500 pharmacies, nearly double the count when the WBA-GuoDa relationship began in 2018.

•	Mass personalization boosted Walgreens retail sales by 140 basis points in the fourth quarter.

•	Walgreens and DoorDash announced an on-demand delivery collaboration.

•	Customer response to Walgreens pick-up options has been strong, with sales from online orders collected at drive-thru windows and curbside up more than two fold from the third quarter.

•	The Transformational Cost Management Program remains on track to deliver in excess of $2 billion in annual cost savings by fiscal 2022.

•	The pace of technology transformation accelerated, with more than 3,500 Walgreens stores converted to retail SAP as of the end of the fourth quarter.

Looking Ahead

As the company evolves its business model, the focus is on the following key strategic initiatives:

•	Accelerating the Boots UK turn-around

•

Advancing omnichannel capabilities, including launching an enhanced customer loyalty program, myWalgreens, to more than 100 million consumers and expanding convenient options for pick-up in as little as 30 minutes

•	Leveraging investment in VillageMD, opening 500 to 700 full-service doctor offices over the next five years, with initial phase of openings planned for fiscal 2021

•	Continuing implementation of the Transformational Cost Management Program

•	Expanding COVID-19 testing for businesses and preparing capability for COVID-19 vaccinations

Business Divisions

Retail Pharmacy USA:

Fourth quarter sales in Retail Pharmacy USA increased 3.6 percent to $27.0 billion, including the impact of previously announced store closures, reflecting improved retail sales and prescription volume trends. Sales in comparable stores also increased 3.6 percent from the year-ago quarter.

Prescriptions filled in the fourth quarter increased 1.6 percent compared with the same quarter a year earlier. In comparable stores, prescriptions filled increased 3.6 percent from a year earlier, an improvement of 3.2 percentage points compared with the third quarter. The number of prescriptions filled was 287.6 million, including immunizations, adjusted to 30-day equivalents. Pharmacy sales, which accounted for 75.6 percent of the division’s sales in the quarter, increased 4.2 percent compared with the year-ago quarter. Comparable pharmacy sales increased 3.2 percent.

The division’s retail prescription market share on a 30-day adjusted basis in the fourth quarter decreased approximately 30 basis points over the year-ago quarter to 20.7 percent, as reported by IQVIA. This result was mostly due to store closures. Retail prescription market share in fiscal 2020 declined by 40 basis points to 20.9 percent, compared with 21.3 percent in fiscal 2019.

Retail sales increased 1.5 percent in the fourth quarter compared with the year-ago period, including the impact of store optimization programs.

Comparable retail sales increased 4.7 percent, boosted by 15 percent growth in the health and wellness category and 8 percent growth in the personal care category. This was partly offset by a 3 percent decrease in the beauty category. Results were boosted by increased demand for PPE and by the performance of the mass personalization initiative. Walgreens.com sales grew 39 percent in the quarter.

Gross profit decreased 3.1 percent compared with the same quarter a year ago, reflecting pharmacy reimbursement pressure, lower retail margin due to COVID-19 mix impact and higher retail comprehensive loss. Adjusted gross profit decreased 4.5 percent.

SG&A decreased by 2.7 percent, reflecting store optimization and acquisition related costs in the year-ago quarter. Adjusted SG&A decreased by 0.1 percent as savings from the Transformational Cost Management Program offset COVID-19 related costs, year-on-year bonus changes, inflation and investments.

Operating income in the fourth quarter decreased 5.8 percent from the year-ago quarter to $659 million. Adjusted operating income in the fourth quarter decreased 22.2 percent from the year-ago quarter to $884 million. Operating income and adjusted operating income included an adverse impact of approximately $200 million due to COVID-19.

Retail Pharmacy International:

Retail Pharmacy International had fourth quarter sales of $2.3 billion, a decrease of 14.9 percent from the year-ago quarter, including a favorable currency impact of 0.5 percent. Sales decreased 15.4 percent on a constant currency basis, mainly due to a 16.7 percent decrease in Boots UK sales.

Boots UK comparable retail sales decreased 29.2 percent on a constant currency basis as footfall in stores continued to be significantly reduced due to COVID-19, particularly in major high street, train station and airport locations. Footfall did, however, improve steadily in the fourth quarter compared with the third quarter.

Boots UK market share was lower in all categories except beauty, as the pandemic continued to impact heavily on buying habits and consumers temporarily shifted purchasing to one-stop grocery shopping. Boots.com sales growth accelerated to 155 percent compared with the year-ago quarter, partially offsetting the reduced footfall.

Comparable pharmacy sales in Boots UK increased 0.4 percent on a constant currency basis, reflecting favorable timing on National Health Service (NHS) reimbursement, which mitigated the impact of lower prescription volume and reduced demand for pharmacy services during the pandemic.

Gross profit decreased 24.7 percent compared with the same quarter a year ago, including a favorable currency impact of 0.7 percent. Adjusted gross profit decreased 25.7 percent on a constant currency basis, reflecting lower UK retail sales, higher fulfillment costs, marketing investments to drive customer traffic and lower fixed supplier contributions.

SG&A in the quarter decreased 8.7 percent from the year-ago quarter to $964 million, including an adverse currency impact of 0.9 percent. On a constant currency basis, adjusted SG&A decreased by 9.7 percent. The decreases in SG&A and adjusted SG&A both reflect short-term cost mitigation initiatives and savings from the Transformational Cost Management Program.

Operating income in the fourth quarter decreased $181 million from the year-ago quarter to an operating loss of $132 million, primarily as a result of retail sales in the UK. Adjusted operating income decreased $197 million to an adjusted operating loss of $3 million. On a constant currency basis, adjusted operating income decreased $196 million. The estimated adverse COVID-19 impact on both operating income and adjusted operating income was approximately $300 million.

Pharmaceutical Wholesale:

Pharmaceutical Wholesale had fourth quarter sales of $6.0 billion, an increase of 4.3 percent from the year-ago quarter. On a constant currency basis, sales increased 4.3 percent, led by emerging markets, Germany and France.

Operating income in the fourth quarter was $124 million, which included $57 million from the company’s equity earnings in AmerisourceBergen, compared with operating income of $129 million in the year-ago quarter, which included $59 million from the company’s equity earnings in AmerisourceBergen. Adjusted operating income increased 7.1 percent to $245 million, up 8.3 percent on a constant currency basis, mainly reflecting sales growth and cost management.

Dividends Declared

During the fourth quarter the WBA board of directors declared a quarterly dividend of 46.75 cents per share, an increase of 2.2 percent. The dividend was payable September 11, 2020 to stockholders of record as of August 19, 2020, and raised the annual rate from $1.83 per share to $1.87 per share. This marked the 45th consecutive year that WBA and its predecessor company, Walgreen Co., have raised the dividend, and the 87th year a dividend has been paid.

Conference Call

Walgreens Boots Alliance will hold a one-hour conference call to discuss the fourth quarter results beginning at 8:30 a.m. Eastern time today, October 15, 2020. The conference call will be simulcast through the Walgreens Boots Alliance investor relations website at: http://investor.walgreensbootsalliance.com. A replay of the conference call will be archived on the website for 12 months after the call.

The replay also will be available from 11:30 a.m. Eastern time, October 15, 2020 through October 22, 2020 by calling +1 800 585 8367 within the U.S. and Canada, or +1 416 621 4642 outside the U.S. and Canada, using replay code 6490979.

1 All references to earnings per share (EPS) are to diluted EPS attributable to Walgreens Boots Alliance.

2 Please see the “Supplemental Information (Unaudited) Regarding Non-GAAP Financial Measures” at the end of this press release for more detailed information regarding non-GAAP financial measures used, including all measures presented as “adjusted” or on a “constant currency” basis, and free cash flow.

Cautionary Note Regarding Forward-Looking Statements: All statements in this release that are not historical including, without limitation, those regarding estimates of and goals for future tax, financial and operating performance and results (including those under “Company Outlook,” “Progress on Strategic Priorities” and “Looking Ahead” above), the expected execution and effect of our business strategies, the potential impacts on our business of the spread and effects of the COVID-19 pandemic, our cost-savings and growth initiatives, pilot programs, strategic partnerships and initiatives, and restructuring activities and the amounts and timing of their expected impact and the delivery of annual cost savings are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “pilot,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “guidance,” “target,” “aim,” “continue,” “sustain,” “synergy,” “transform,” “accelerate,” “model,” “long-term,” “on track,” “on schedule,” “headwind,” “tailwind,” “believe,” “seek,” “estimate,” “anticipate,” “upcoming,” “to come,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, known or unknown, that could cause actual results to vary materially from those indicated or anticipated, including, but not limited to, those relating to the spread and impacts of COVID-19, the impact of private and public third-party payers’ efforts to reduce prescription drug reimbursements, fluctuations in foreign currency exchange rates, the timing and magnitude of the impact of branded to generic drug conversions and changes in generic drug prices, our ability to realize synergies and achieve financial, tax and operating results in the amounts and at the times anticipated, the inherent risks, challenges and uncertainties associated with forecasting financial results of large, complex organizations in rapidly evolving industries, particularly over longer time periods, and during periods with increased volatility and uncertainties, our supply, commercial and framework arrangements and transactions with AmerisourceBergen and their possible effects, the risks associated with the company’s equity method investment in AmerisourceBergen, circumstances that could give rise to the termination, cross-termination or modification of any of our contractual obligations, the amount of costs, fees, expenses and charges incurred in connection with strategic transactions, whether the costs and charges associated with restructuring initiatives will exceed estimates, our ability to realize expected savings and benefits from cost-savings initiatives, restructuring activities and acquisitions and joint ventures in the amounts and at the times anticipated, the timing and amount of any impairment or other charges, the timing and severity of cough, cold and flu season, risks relating to looting and vandalism in regions in which we operate and the scope and magnitude of any property damage, inventory loss or other adverse impacts, risks related to pilot programs and new business initiatives and ventures generally, including the risks that anticipated benefits may not be realized, changes in management’s plans and assumptions, the risks associated with governance and control matters, the ability to retain key personnel, changes in economic and business conditions generally or in particular markets in which we participate, changes in financial markets, credit ratings and interest rates, the risks relating to the terms, timing, and magnitude of any share repurchase activity, the risks associated with international business operations, including the risks associated with the withdrawal of the United Kingdom from the European Union and international trade policies, tariffs, including tariff negotiations between the United States and China, and relations, the risks associated with cybersecurity or privacy breaches related to customer information, changes in vendor, customer and payer relationships and terms, including changes in network participation and reimbursement terms and the associated impacts on volume and operating results, changes in pharmaceutical manufacturers’ pricing or distribution policies or practices, risks related to competition, including changes in market dynamics, participants, product and service offerings, retail formats and competitive positioning, risks associated with new business areas and activities, risks associated with acquisitions, divestitures, joint ventures and strategic investments, including those relating to the asset acquisition from Rite Aid, the risks associated with the integration of complex businesses, the impact of regulatory restrictions and outcomes of legal and regulatory matters, and risks associated with changes in laws, including those related to the December 2017 U.S. tax law changes, regulations or interpretations thereof. These and other risks, assumptions and uncertainties are described in Item 1A (Risk Factors) of our Annual Report on Form 10-K for the fiscal year ended August 31, 2019, our Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2020 and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made.

We do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Please refer to the supplemental information presented below for reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP financial measure and related disclosures.

ENDS

Notes to Editors:

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is a global leader in retail and wholesale pharmacy, touching millions of lives every day through dispensing and distributing medicines, and through its convenient retail locations, digital platforms and health and beauty products. The company has more than 100 years of trusted healthcare heritage and innovation in community pharmacy and pharmaceutical wholesaling.

Including equity method investments, WBA has a presence in more than 25 countries, employs more than 450,000 people and has more than 21,000 stores.

WBA’s purpose is to help people across the world lead healthier and happier lives. The company is proud of its contributions to healthy communities, a healthy planet, an inclusive workplace and a sustainable marketplace. WBA is a Participant of the United Nations Global Compact and adheres to its principles-based approach to responsible business.

WBA is included in FORTUNE’s 2020 list of the World’s Most Admired Companies*, ranked first in the food and drugstore category. This is the 27th consecutive year that WBA or its predecessor company, Walgreen Co., has been named to the list.

More company information is available at https://www.walgreensbootsalliance.com/.

*© 2020, Fortune Media IP Limited. Used under license.

(WBA-ER)

Media Relations	Contact

U.S. / Morry Smulevitz	+1 847 315 0517
International	+44 (0)20 7980 8585

Investor Relations	Contact

Gerald Gradwell and Jay Spitzer	+1 847 315 2922

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

(in millions, except per share amounts)

	Three months ended August 31,		Twelve months ended August 31,
	2020	2019	2020	2019
Sales	$34,746	$33,954	$139,537	$136,866
Cost of sales	27,943	26,727	111,520	106,790

Gross profit	6,803	7,228	28,017	30,076
Selling, general and administrative expenses	6,210	6,408	27,045	25,242
Equity earnings in AmerisourceBergen	57	59	341	164

Operating income	650	878	1,312	4,998

Other income	43	5	70	233

Earnings before interest and income tax provision	693	883	1,382	5,231

Interest expense, net	156	175	639	704

Earnings before income tax provision	537	708	743	4,527

Income tax provision	208	26	360	588
Post tax earnings from other equity method investments	27	4	41	23

Net earnings	356	686	424	3,962

Net earnings (loss) attributable to noncontrolling interests	(17)	9	(32)	(20)

Net earnings attributable to Walgreens Boots Alliance, Inc.	$373	$677	$456	$3,982

Net earnings per common share:
Basic	$0.43	$0.75	$0.52	$4.32
Diluted	$0.43	$0.75	$0.52	$4.31

Weighted average common shares outstanding:
Basic	866.5	899.6	879.4	921.5
Diluted	867.1	900.7	880.3	923.5

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in millions)

	August 31, 2020	August 31, 2019
Assets
Current assets:
Cash and cash equivalents	$516	$1,023
Accounts receivable, net	7,132	7,226
Inventories	9,451	9,333
Other current assets	974	1,118

Total current assets	18,073	18,700

Non-current assets:
Property, plant and equipment, net	13,342	13,478
Operating lease right-of-use assets	21,724	—
Goodwill	15,268	16,560
Intangible assets, net	10,753	10,876
Equity method investments	7,338	6,851
Other non-current assets	677	1,133

Total non-current assets	69,101	48,899

Total assets	$87,174	$67,598

Liabilities and equity
Current liabilities:
Short-term debt	$3,538	$5,738
Trade accounts payable	14,458	14,341
Operating lease obligation	2,426	—
Accrued expenses and other liabilities	6,539	5,474
Income taxes	110	216

Total current liabilities	27,070	25,769

Non-current liabilities:
Long-term debt	12,203	11,098
Operating lease obligation	21,973	—
Deferred income taxes	1,498	1,785
Other non-current liabilities	3,294	4,795

Total non-current liabilities	38,968	17,678

Total equity	21,136	24,152

Total liabilities and equity	$87,174	$67,598

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in millions)

	Twelve months ended August 31,
	2020	2019
Cash flows from operating activities:
Net earnings	$424	$3,962
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,927	2,038
Deferred income taxes	(43)	100
Stock compensation expense	137	119
Equity earnings from equity method investments	(382)	(187)
Goodwill and intangible impairments	2,016	—
Other	464	302
Changes in operating assets and liabilities:
Accounts receivable, net	163	(789)
Inventories	63	141
Other current assets	(31)	(112)
Trade accounts payable	(25)	954
Accrued expenses and other liabilities	1,008	(374)
Income taxes	(221)	(406)
Other non-current assets and liabilities	(16)	(154)

Net cash provided by operating activities	5,484	5,594

Cash flows from investing activities:
Additions to property, plant and equipment	(1,374)	(1,702)
Proceeds from sale leaseback transactions	724	3
Proceeds from sale of other assets	90	117
Business, investment and asset acquisitions, net of cash acquired	(718)	(741)
Other	(19)	16

Net cash used for investing activities	(1,297)	(2,307)

Cash flows from financing activities:
Net change in short-term debt with maturities of 3 months or less	(161)	536
Proceeds from debt	20,367	12,433
Payments of debt	(21,414)	(10,461)
Stock purchases	(1,589)	(4,160)
Proceeds related to employee stock plans	55	174
Cash dividends paid	(1,747)	(1,643)
Other	(157)	75

Net cash used for financing activities	(4,647)	(3,047)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1)	(9)
Changes in cash, cash equivalents and restricted cash
Net increase (decrease) in cash, cash equivalents and restricted cash	(460)	232
Cash, cash equivalents and restricted cash at beginning of period	1,207	975

Cash, cash equivalents and restricted cash at end of period	$746	$1,207

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION (UNAUDITED)

REGARDING NON-GAAP FINANCIAL MEASURES

(in millions, except per share amounts)

The following information provides reconciliations of the supplemental non-GAAP financial measures, as defined under SEC rules, presented in this press release to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). The company has provided the non-GAAP financial measures in the press release, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP.

These supplemental non-GAAP financial measures are presented because management has evaluated the company’s financial results both including and excluding the adjusted items or the effects of foreign currency translation, as applicable, and believes that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the company’s business from period to period and trends in the company’s historical operating results. These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis (including the information under “Company Outlook” above) where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred, are out of the company’s control and/or cannot be reasonably predicted, and that would impact diluted net earnings per share, the most directly comparable forward-looking GAAP financial measure. For the same reasons, the company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Constant currency

The company also presents certain information related to current period operating results in “constant currency,” which is a non-GAAP financial measure. These amounts are calculated by translating current period results at the foreign currency exchange rates used in the comparable period in the prior year. The company presents such constant currency financial information because it has significant operations outside of the United States reporting in currencies other than the U.S. dollar and this presentation provides a framework to assess how its business performed excluding the impact of foreign currency exchange rate fluctuations.

Comparable sales

The twelve months ended August 31, 2020 comparable sales and prescriptions filled figures for the company’s Retail Pharmacy divisions exclude the benefit of this year’s leap day.

For the company’s Retail Pharmacy divisions, comparable stores are defined as those that have been open for at least 12 consecutive months without closure for seven or more consecutive days, including due to looting or store damage, and without a major remodel or being subject to a natural disaster in the past 12 months. Relocated stores are not included as comparable stores for the first 12 months after the relocation. Acquired stores are not included as comparable stores for the first 12 months after acquisition or conversion, when applicable, whichever is later. Comparable store sales, comparable pharmacy sales, comparable retail sales, comparable number of prescriptions and comparable number of 30-day equivalent prescriptions refer to total sales, pharmacy sales, retail sales, number of prescriptions and number of 30-day equivalent prescriptions, respectively, in such stores.

The method of calculating comparable sales varies across the retail industry. As a result, the company’s method of calculating comparable sales may not be the same as other retailers’ methods.

With respect to the Retail Pharmacy International division, comparable store sales, comparable pharmacy sales and comparable retail sales, are presented on a constant currency basis, which is a non-GAAP financial measure. Refer to the discussion above in “Constant currency” for further details on constant currency calculations.

Key Performance Indicators

The company considers certain metrics, including all comparable metrics, number of prescriptions, number of 30-day equivalent prescriptions and number of locations at period end, to be key performance indicators because the company’s management has evaluated its results of operations using these metrics and believes that these key performance indicators presented provide additional perspective and insights when analyzing the core operating performance of the company from period to period and trends in its historical operating results. These key performance indicators should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented herein. These measures may not be comparable to similarly-titled performance indicators used by other companies.

NET EARNINGS AND DILUTED NET EARNINGS PER SHARE

	Three months ended August 31,		Twelve months ended August 31,
	2020	2019	2020	2019
Net earnings attributable to Walgreens Boots Alliance, Inc. (GAAP)	$373	$677	$456	$3,982
Adjustments to operating income:
Impairment of goodwill and intangible assets	15	73	2,016	73
Transformational cost management	269	212	793	477
Acquisition-related amortization[1]	113	121	461	493
Acquisition-related costs	25	75	316	303
Adjustments to equity earnings in AmerisourceBergen	49	42	97	233
LIFO provision	6	60	95	136
Store damage and inventory losses[2]	(7)	—	68	—
Store optimization	5	97	53	196
Certain legal and regulatory accruals and settlements	—	—	—	31

Total adjustments to operating income	475	680	3,898	1,944
Adjustments to other income (expense):
Impairment of equity method investment	—	—	71	—
Termination of option granted to Rite Aid	—	—	—	(173)
Gain on sale of equity method investment	—	—	(1)	—
Net investment hedging (gain) loss	(4)	8	(11)	18

Total adjustments to other income (expense)	(4)	8	59	(155)
Adjustments to income tax provision:
UK Tax rate change[3]	139	—	139	—
Equity method non-cash tax	8	9	60	18
U.S. tax law changes[3]	—	(5)	(6)	(8)
Tax impact of adjustments[4]	(98)	(103)	(458)	(291)

Total adjustments to income tax provision	49	(99)	(265)	(281)
Adjustments to post tax equity earnings from other equity method investments:
Adjustments to equity earnings in other equity method investments[5]	8	17	54	40

Total adjustments to post tax equity earnings from other equity method investments	8	17	54	40
Adjustments to net earnings (loss) attributable to noncontrolling interests:
Impairment of goodwill and intangible assets	—	—	(14)	—
Transformational cost management	(10)	—	(10)	—
Acquisition-related amortization	(4)	—	(4)	—
LIFO provision	(1)	—	(1)	—

Total adjustments to net earnings (loss) attributable to noncontrolling interests	(15)	—	(29)	—

Adjusted net earnings attributable to Walgreens Boots Alliance, Inc. (Non-GAAP measure)	$887	$1,284	$4,175	$5,529

Diluted net earnings per common share (GAAP)	$0.43	$0.75	$0.52	$4.31
Adjustments to operating income	0.55	0.75	4.43	2.10
Adjustments to other income (expense)	—	0.01	0.07	(0.17)
Adjustments to income tax provision	0.06	(0.11)	(0.30)	(0.30)
Adjustments to equity methods in other equity method investments[5]	0.01	0.02	0.06	0.04
Adjustments to net earnings (loss) attributable to noncontrolling interests	(0.02)	—	(0.03)	—

Adjusted diluted net earnings per common share (Non-GAAP measure)	$1.02	$1.43	$4.74	$5.99

Weighted average common shares outstanding, diluted (in millions)	867.1	900.7	880.3	923.5

[1]

Excludes impairment of $73 million for indefinite-lived pharmacy licenses intangible asset recorded during the three months ended August 31, 2019, in the Boots reporting unit within the Retail Pharmacy International segment, presented within ‘Impairment of goodwill and intangible assets.’

[2]	Store damage and inventory losses as a result of looting in the U.S., net of insurance recoveries.
[3]	Discrete tax-only items.
[4]	Represents the adjustment to the GAAP basis tax provision commensurate with non-GAAP adjustments and the adjusted tax rate true-up.
[5]

Beginning in the quarter ended May 31, 2019, management reviewed and refined its practice to reflect the proportionate share of certain equity method investees’ non-cash items or unusual or infrequent items consistent with the company’s non-GAAP measures in order to provide investors with a comparable view of performance across periods. These adjustments include acquisition-related amortization and acquisition-related costs and were immaterial for periods prior to the quarter ended May 31, 2019. Although the company may have shareholder rights and board representation commensurate with its ownership interests in these equity method investees, adjustments relating to equity method investments are not intended to imply that the company has direct control over their operations and resulting revenue and expenses. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all revenue and expenses of these equity method investees.

Reconciliation of Non-GAAP Measures by Division

	Three months ended August 31, 2020
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale¹	Eliminations	Walgreens Boots Alliance, Inc.
Sales	26,967	2,300	5,987	(509)	34,746
Gross profit (GAAP)	5,456	832	515	—	6,803
Transformational cost management	(1)	(1)	—	—	(2)
LIFO provision	6	—	—	—	6
Store damage and inventory losses[2]	(6)	—	—	—	(6)

Adjusted gross profit (Non-GAAP measure)	5,455	831	515	—	6,801

Selling, general and administrative expenses (GAAP)	$4,797	$964	$449	$—	$6,210
Impairment of goodwill and intangible assets	—	(15)	—	—	(15)
Transformational cost management	(128)	(97)	(47)	—	(271)
Acquisition-related amortization	(77)	(17)	(19)	—	(113)
Acquisition-related costs	(18)	(1)	(6)	—	(25)
Store damage and inventory losses[2]	2	—	—	—	2
Store optimization	(5)	—	—	—	(5)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,572	$833	$377	$—	$5,782

Operating income (loss) (GAAP)	$659	$(132)	$124	$—	$650
Impairment of goodwill and intangible assets	—	15	—	—	15
Transformational cost management	127	96	47	—	269
Acquisition-related amortization	77	17	19	—	113
Acquisition-related costs	18	1	6	—	25
Adjustments to equity earnings in AmerisourceBergen	—	—	49	—	49
LIFO provision	6	—	—	—	6
Store damage and inventory losses[2]	(7)	—	—	—	(7)
Store optimization	5	—	—	—	5

Adjusted operating income (loss) (Non-GAAP measure)	$884	$(3)	$245	$—	$1,126

Gross margin (GAAP)	20.2%	36.2%	8.6%		19.6%
Adjusted gross margin (Non-GAAP measure)	20.2%	36.1%	8.6%		19.6%
Selling, general and administrative expenses percent to sales (GAAP)	17.8%	41.9%	7.5%		17.9%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	17.0%	36.2%	6.3%		16.6%
Operating margin (GAAP)³	2.4%	(5.8)%	1.1%		1.7%
Adjusted operating margin (Non-GAAP measure)³	3.3%	(0.1)%	2.3%		2.9%

[1]

Operating income for Pharmaceutical Wholesale includes equity earnings in AmerisourceBergen. As a result of the two month reporting lag, operating income for the three and twelve month period ended August 31, 2020 includes AmerisourceBergen equity earnings for the period of April 1, 2020 through June 30, 2020 and July 1, 2019 through June 30, 2020, respectively. Operating income for the three and nine month period ended August 31, 2019 includes AmerisourceBergen equity earnings for the period of April 1, 2019 through June 30, 2019 and July 1, 2018 through June 30, 2019, respectively.

[2]	Store damage and inventory losses as a result of looting in the U.S., net of insurance recoveries.
[3]	Operating margins and adjusted operating margins have been calculated excluding equity earnings in AmerisourceBergen and adjusted equity earnings in AmerisourceBergen, respectively.

Reconciliation of Non-GAAP Measures by Division

	Three months ended August 31, 2019
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale¹	Eliminations	Walgreens Boots Alliance, Inc.
Sales	$26,040	$2,703	$5,742	$(532)	$33,954
Gross profit (GAAP)	$5,631	$1,104	$492	$—	$7,228
Transformational cost management	—	3	—	—	3
Acquisition-related costs	13	—	—	—	13
Store optimization	5	—	—	—	5
LIFO provision	60	—	—	—	60

Adjusted gross profit (Non-GAAP measure)	$5,710	$1,107	$492	$—	$7,309

Selling, general and administrative expenses (GAAP)	$4,932	$1,055	$421	—	$6,408
Impairment of goodwill and intangible assets	—	(73)	—	—	(73)
Acquisition-related amortization[2]	(78)	(24)	(19)	—	(121)
Transformational cost management	(130)	(42)	(36)	—	(208)
Acquisition-related costs	(58)	(3)	(1)	—	(62)
Store optimization	(91)	—	—	—	(91)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,574	$913	$364	$—	$5,852

Operating income (GAAP)	$700	$49	$129	$—	$878
Impairment of goodwill and intangible assets	—	73	—	—	73
Transformational cost management	130	46	36	—	212
Acquisition-related amortization[2]	78	24	19	—	121
Acquisition-related costs	72	3	1	—	75
Adjustments to equity earnings in AmerisourceBergen	—	—	42	—	42
LIFO provision	60	—	—	—	60
Store optimization	97	—	—	—	97

Adjusted operating income (Non-GAAP measure)	$1,135	$194	$229	$—	$1,558

Gross margin (GAAP)	21.6%	40.8%	8.6%		21.3%
Adjusted gross margin (Non-GAAP measure)	21.9%	41.0%	8.6%		21.5%
Selling, general and administrative expenses percent to sales (GAAP)	18.9%	39.0%	7.3%		18.9%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	17.6%	33.8%	6.3%		17.2%
Operating margin (GAAP)[3]	2.7%	1.8%	1.2%		2.4%
Adjusted operating margin (Non-GAAP measure)[3]	4.4%	7.2%	2.2%		4.3%

[1]

Operating income for Pharmaceutical Wholesale includes equity earnings in AmerisourceBergen. As a result of the two month reporting lag, operating income for the three and twelve month period ended August 31, 2020 includes AmerisourceBergen equity earnings for the period of April 1, 2020 through June 30, 2020 and July 1, 2019 through June 30, 2020, respectively. Operating income for the three and nine month period ended August 31, 2019 includes AmerisourceBergen equity earnings for the period of April 1, 2019 through June 30, 2019 and July 1, 2018 through June 30, 2019, respectively.

[2]

Excludes impairment of $73 million for indefinite-lived pharmacy licenses intangible asset recorded during the three months ended August 31, 2019, in the Boots reporting unit within the Retail Pharmacy International segment, presented within ‘Impairment of goodwill and intangible assets’.

[3]	Operating margins and adjusted operating margins have been calculated excluding equity earnings in AmerisourceBergen and adjusted equity earnings in AmerisourceBergen, respectively.

Reconciliation of Non-GAAP Measures by Division

	Twelve months ended August 31, 2020
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale¹	Eliminations	Walgreens Boots Alliance, Inc.
Sales	$107,701	$10,004	$23,958	$(2,126)	$139,537
Gross profit (GAAP)	$22,211	$3,741	$2,063	$2	$28,017
Transformational cost management	3	2	—	—	5
Acquisition-related costs	67	—	—	—	67
LIFO provision	95	—	—	—	95
Store damage and inventory losses[2]	54	—	—	—	54
Store optimization	1	—	—	—	1

Adjusted gross profit (Non-GAAP measure)	$22,432	$3,744	$2,063	$2	$28,240

Selling, general and administrative expenses (GAAP)	$19,515	$5,858	$1,672	$—	$27,045
Impairment of goodwill and intangible assets	(32)	(1,984)	—	—	(2,016)
Transformational cost management	(538)	(184)	(67)	—	(788)
Acquisition-related amortization	(309)	(75)	(77)	—	(461)
Acquisition-related costs	(238)	(2)	(8)	—	(249)
Store damage and inventory losses[2]	(13)	—	—	—	(13)
Store optimization	(52)	—	—	—	(52)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$18,333	$3,613	$1,521	$—	$23,467

Operating income (loss) (GAAP)	$2,696	$(2,117)	$732	$2	$1,312
Impairment of goodwill and intangible assets	32	1,984	—	—	2,016
Transformational cost management	540	186	67	—	793
Acquisition-related amortization	309	75	77	—	461
Acquisition-related costs	306	2	8	—	316
Adjustments to equity earnings in AmerisourceBergen	—	—	97	—	97
LIFO provision	95	—	—	—	95
Store damage and inventory losses[2]	68	—	—	—	68
Store optimization	53	—	—	—	53

Adjusted operating income (Non-GAAP measure)	$4,099	$130	$980	$2	$5,211

Gross margin (GAAP)	20.6%	37.4%	8.6%		20.1%
Adjusted gross margin (Non-GAAP measure)	20.8%	37.4%	8.6%		20.2%
Selling, general and administrative expenses percent to sales (GAAP)	18.1%	58.6%	7.0%		19.4%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	17.0%	36.1%	6.3%		16.8%
Operating margin (GAAP)[3]	2.5%	(21.2)%	1.6%		0.7%
Adjusted operating margin (Non-GAAP measure)[3]	3.8%	1.3%	2.3%		3.4%

[1]

Operating income for Pharmaceutical Wholesale includes equity earnings in AmerisourceBergen. As a result of the two month reporting lag, operating income for the three and twelve month period ended August 31, 2020 includes AmerisourceBergen equity earnings for the period of April 1, 2020 through June 30, 2020 and July 1, 2019 through June 30, 2020, respectively. Operating income for the three and nine month period ended August 31, 2019 includes AmerisourceBergen equity earnings for the period of April 1, 2019 through June 30, 2019 and July 1, 2018 through June 30, 2019, respectively.

[2]	Store damage and inventory losses as a result of looting in the U.S., net of insurance recoveries.
[3]	Operating margins and adjusted operating margins have been calculated excluding equity earnings in AmerisourceBergen and adjusted equity earnings in AmerisourceBergen, respectively.

Reconciliation of Non-GAAP Measures by Division

	Twelve months ended August 31, 2019
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale¹	Eliminations	Walgreens Boots Alliance, Inc.
Sales	$104,532	$11,462	$23,053	$(2,180)	$136,866
Gross profit (GAAP)	$23,511	$4,522	$2,041	$2	$30,076
Transformational cost management	—	45	—	—	45
Acquisition-related costs	63	—	—	—	63
Store optimization	8	—	—	—	8
LIFO provision	136	—	—	—	136

Adjusted gross profit (Non-GAAP measure)	$23,718	$4,567	$2,041	$2	$30,328

Selling, general and administrative expenses (GAAP)	$19,424	$4,084	$1,734	$—	$25,242
Impairment of goodwill and intangible assets	—	(73)	—	—	(73)
Acquisition-related amortization[2]	(315)	(100)	(78)	—	(493)
Transformational cost management	(189)	(89)	(155)	—	(432)
Acquisition-related costs	(237)	(3)	(1)	—	(241)
Store optimization	(189)	—	—	—	(189)
Certain legal and regulatory accruals and settlements	(31)	—	—	—	(31)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$18,464	$3,819	$1,499	$—	$23,783

Operating income (GAAP)	$4,088	$438	$471	$1	$4,998
Impairment of goodwill and intangible assets	—	73	—	—	73
Transformational cost management	189	133	155	—	477
Acquisition-related amortization[2]	315	100	78	—	493
Acquisition-related costs	300	3	1	—	303
Adjustments to equity earnings in AmerisourceBergen	—	—	233	—	233
LIFO provision	136	—	—	—	136
Store optimization	196	—	—	—	196
Certain legal and regulatory accruals and settlements	31	—	—	—	31

Adjusted operating income (Non-GAAP measure)	$5,255	$747	$939	$1	$6,942

Gross margin (GAAP)	22.5%	39.5%	8.9%		22.0%
Adjusted gross margin (Non-GAAP measure)	22.7%	39.8%	8.9%		22.2%
Selling, general and administrative expenses percent to sales (GAAP)	18.6%	35.6%	7.5%		18.4%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	17.7%	33.3%	6.5%		17.4%
Operating margin (GAAP)[3]	3.9%	3.8%	1.3%		3.5%
Adjusted operating margin (Non-GAAP measure)[3]	5.0%	6.5%	2.4%		4.8%

[1]

Operating income for Pharmaceutical Wholesale includes equity earnings in AmerisourceBergen. As a result of the two month reporting lag, operating income for the three and twelve month period ended August 31, 2020 includes AmerisourceBergen equity earnings for the period of April 1, 2020 through June 30, 2020 and July 1, 2019 through June 30, 2020, respectively. Operating income for the three and nine month period ended August 31, 2019 includes AmerisourceBergen equity earnings for the period of April 1, 2019 through June 30, 2019 and July 1, 2018 through June 30, 2019, respectively.

[2]

Excludes impairment of $73 million for indefinite-lived pharmacy licenses intangible asset recorded during the three months ended August 31, 2019, in the Boots reporting unit within the Retail Pharmacy International segment, presented within ‘Impairment of goodwill and intangible assets.’

[3]	Operating margins and adjusted operating margins have been calculated excluding equity earnings in AmerisourceBergen and adjusted equity earnings in AmerisourceBergen, respectively.

EQUITY EARNINGS IN AMERISOURCEBERGEN

	Three months ended August 31,		Twelve months ended August 31,
	2020	2019	2020	2019
Equity earnings in AmerisourceBergen (GAAP)	$57	$59	$341	$164
Acquisition-related amortization	29	30	120	125
Asset Impairment	—	(1)	75	129
Litigation settlements and other	12	12	70	9
LIFO provision	1	(2)	21	—
PharMEDium remediation costs	3	4	16	16
Loss on early retirement of debt	5	—	5	—
Gain on sale of equity investment	—	—	—	(3)
U.S. tax law changes	—	—	—	(17)
Other	(1)	—	(1)	—
Anti-Trust	—	—	(2)	(28)
Certain discrete tax benefits	—	—	(206)	—

Adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$106	$101	$437	$397

ADJUSTED EFFECTIVE TAX RATE

	Three months ended August 31, 2020			Three months ended August 31, 2019
	Earnings before income tax provision	Income tax	Effective tax rate	Earnings before income tax provision	Income tax	Effective tax rate
Effective tax rate (GAAP)	$537	$208	38.7%	$708	$26	3.7%
Impact of non-GAAP adjustments	472	88		688	111
U.S. tax law changes	—	—		—	5
Equity method non-cash tax	—	(8)		—	(9)
UK tax rate change	—	(139)		—	—
Adjusted tax rate true-up	—	10		—	(8)

Subtotal	$1,009	$158		$1,396	$125

Exclude adjusted equity earnings in AmerisourceBergen	(106)	—		(101)	—

Adjusted effective tax rate excluding adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$902	$158	17.6%	$1,295	$125	9.6%

	Twelve months ended August 31, 2020			Twelve months ended August 31, 2019
	Earnings before income tax provision	Income tax	Effective tax rate	Earnings before income tax provision	Income tax	Effective tax rate
Effective tax rate (GAAP)	$743	$360	48.5%	$4,527	$588	13.0%
Impact of non-GAAP adjustments	3,958	458		1,789	291
U.S. tax law changes	—	6		—	8
Equity method non-cash tax	—	(60)		—	(18)
UK tax rate change	—	(139)		—	—

Subtotal	$4,701	$625		$6,316	$870

Exclude adjusted equity earnings in AmerisourceBergen	(437)	—		(397)	—

Adjusted effective tax rate excluding adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$4,264	$625	14.7%	$5,919	$870	14.7%

FREE CASH FLOW

	Three months ended August 31,		Twelve months ended August 31,
	2020	2019	2020	2019
Net cash provided by operating activities (GAAP)	$2,086	$2,378	$5,484	$5,594
Less: Additions to property, plant and equipment	(411)	(456)	(1,374)	(1,702)

Free cash flow (Non-GAAP measure)[1]	$1,675	$1,923	$4,111	$3,892

[1]

Free cash flow is defined as net cash provided by operating activities in a period less additions to property, plant and equipment (capital expenditures) made in that period. This measure does not represent residual cash flows available for discretionary expenditures as the measure does not deduct the payments required for debt service and other contractual obligations or payments for future business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statements of cash flows.

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